Exhibit 99.1

Ultralife Corporation Receives $7.5 Million Communications Systems Contract

NEWARK, N.Y. September 22, 2022 -- Ultralife Corporation (NASDAQ: ULBI) has received a contract valued at approximately $7.5 million to supply its integrated system of A-320 amplifiers and A-320HVA radio vehicle mounts to a major international defense contractor for an ongoing government/defense modernization program.  Deliveries are expected to commence in the fourth quarter of 2022 and continue through the first half of 2023.

“This contract further demonstrates our success in executing a key element of our revenue growth strategy – the broadening of our global presence with international allies by extending our core U.S. government and defense business,” said Michael D. Popielec, Ultralife’s President and Chief Executive Officer. “Our amplifier platform provides a technically advanced building block for the increasingly complex, secure communications systems required for soldier modernization.  In this case, our integrated amplifiers and radio vehicle mounts have once again been selected as a critical component of a multi-year communications modernization program.”

About Ultralife Corporation

Ultralife Corporation serves its markets with products and services ranging from power solutions to communications and electronics systems. Through its engineering and collaborative approach to problem solving, Ultralife serves government, defense and commercial customers across the globe.

Headquartered in Newark, New York, the Company's business segments include Battery & Energy Products and Communications Systems. Ultralife has operations in North America, Europe and Asia. For more information, visit www.ultralifecorporation.com.

Company Contact:
Ultralife Corporation
Philip A. Fain
(315) 210-6110
pfain@ulbi.com

Investor Relations Contact:
LHA
Jody Burfening
(212) 838-3777
jburfening@lhai.com